                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                          VIDEO JUKEBOX NETWORK, INC.,
                                   AS SELLER,

                                      AND

                                   EMAP PLC.
                                  AS PURCHASER





                               OCTOBER 30, 1996

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement") dated October 30, 1996 between VIDEO JUKEBOX NETWORK, INC., a Florida corporation ("VJN"), and EMAP PLC., an English company ("EMAP").

                                   RECITALS:

         A. VJN wishes to amend its Articles of Incorporation to authorize the creation of 6% convertible redeemable preferred shares (the "Shares"), par value $.15 per Share, the terms of which are as set forth in Exhibit "A" hereto; and

         B. VJN wishes to issue 1,666,667 Shares to EMAP, and EMAP wishes to purchase such Shares from VJN, in exchange for US$2,500,000.50 (the "Purchase Price");

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         1.1 "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. "Control" (including the terms "controlling," "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         1.2 "Bankruptcy" means: (a) an adjudication of bankruptcy under the U.S. Bankruptcy Reform Act of 1978, as amended, or any successor statute;
(b) the specified Person stops payment of, is deemed unable (under Section 123 of the Insolvency Act of 1986 of the U.K. (the "Insolvency Act")) or otherwise admits inability to pay, its debts or becomes or is deemed to be insolvent; (c) the presentation of a petition for or the making of a winding up or administration order in respect of the specified Person; (d) an assignment for the benefit of creditors; (e) the specified Person either does, resolves to do or commences negotiations with a view to doing any of the following: (i) makes a general or special arrangement or composition (whether voluntary or compulsory) with its creditors or any class of creditors, (ii) declares or agrees to a moratorium, (iii) issues a notice convening a meeting to resolve to do any of the foregoing (other than for the purpose of a solvent amalgamation or reconstruction), or (iv) makes a proposal for a voluntary arrangement under
Section 1 of the Insolvency Act to be made in respect of the specified Person;

(f) the filing of a voluntary petition in bankruptcy, winding-up or reorganization or the passing of a resolution for voluntary liquidation, reconstruction or winding up (other than for the purpose of a solvent amalgamation or reconstruction); or (g) the failure to vacate the appointment of a receiver, trustee, provisional liquidator or administrative receiver for any part or all of the assets or property of a party within 60 days from the date of such appointment.

         1.3     "Board" means the Board of Directors of VJN.

         1.4 "Business" means the television, cable and similar programming and broadcasting services (interactive or non-interactive), marketing, advertising, sales, concert and related music promotions, merchandising and home shopping projects and all other promotions and ventures in which VJN is engaged.

         1.5 "Business Day" means any day that is not a Saturday or a Sunday and on which banks are open for the conduct of normal banking business in the city of Miami, Florida.

         1.6 "Confidential Information"of any party means all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the transactions contemplated hereby which is of a confidential nature, not available to the general public and which such party provides or has previously provided to the other party at any time pursuant to or in connection with this Agreement. "Confidential Information" includes any information obtained by a meeting with personnel or representative of a party or its subsidiaries, together with analyses, compilations, studies or other documents prepared by the party obtaining the information, which contain the Confidential Information. However, "Confidential Information" does not include any information which: (a) at the time of disclosure or thereafter is available to the public (other than as a result of a disclosure by a party or its Representative in violation of the terms of this Agreement); or (b) was or becomes available to a party or its Representatives (collectively, the "Informed Party") from a source other than the other party, unless the Informed Party knows that the source is bound by the terms of a confidentiality agreement with the other party.

         1.7 "Conversion Shares" means the shares of VJN's common stock, par value $0.001 per share, into which the Shares are convertible.

         1.8 "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, option, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         1.9     "Escrow Agreement" shall have the meaning set forth in Section
2.3 hereof.

         1.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended.



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
         1.11 "Governmental Authority" means any federal, state or local, or foreign government, governmental, regulatory or administrative authority (or subdivision thereof) and any agency or commission or any court, tribunal or judicial or arbitral body that has jurisdiction over EMAP, the Business, VJN or their respective assets.

         1.12 "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         1.13 "Intellectual Property" means: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate and partnership names, whether or not registered, including all common law rights, and registrations and applications for registration thereof;
(e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others; (g) trade secrets and confidential, technical and business information; (h) copies and tangible embodiments of all the foregoing, in whatever form or medium; (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; (j) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing; and (k) all goodwill associated with the foregoing.

         1.14 "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law issued by any Governmental Authority.

         1.15 "Material Adverse Effect" means any circumstance, change in, or effect on the business of any party hereto that could reasonably be expected to have a materially adverse effect on the business, operations, assets or liabilities, results of operations or the financial condition of such party.

         1.16 "Person" means any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         1.17 "Purchase Price" shall have the meaning set forth in Recital B hereof.




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

         1.18 "Representative" means, with respect to a party hereto, such party's directors, officers, employees or attorneys, accountants and other agents and representatives who have need to know Confidential Information of the other party hereto, in order to perform their duties or services.

         1.19 "Rights" means any options, warrants or other agreements for the purchase of Voting Stock.

         1.20    "SEC" means the United States Securities and Exchange
Commission.

         1.21 "SEC Reports" means the following forms which were filed with the SEC by VJN: (a) VJN's Form 10-KSB for the fiscal year ended December 31, 1995; (b) VJN's Form 10-QSBs for the quarters ended March 31, 1996 and June 30, 1996; and (c) VJN's Proxy Statement, dated August 30, 1996, regarding VJN's 1996 annual meeting of stockholders.

         1.22    "Securities Act" means the Securities Act of 1933, as amended.

         1.23    "Shares" shall have the meaning set forth in Recital A hereof.

         1.24 "Tax" or "Taxes" means any and all taxes, stamp duties, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         1.25 "VJNIL" means Video Jukebox Network International Limited, an English company.

         1.26 "Voting Stock" means any class of capital stock of VJN with general voting rights for the election of directors.


                                   ARTICLE II
                               PURCHASE AND SALE

         2.1 Closing. Except as otherwise agreed upon in writing by VJN and EMAP, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of VJN as soon as reasonably practicable after the end of the Escrow Period, as such term is defined in the Escrow Agreement (the "Closing Date").




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         2.2     Purchase and Sale.  Subject to fulfillment of the conditions precedent, and based upon the representations and warranties, set forth herein, at the Closing EMAP shall purchase from VJN, and VJN shall sell and issue to EMAP, the Shares free and clear of any and all Encumbrances other than those restrictions imposed by this Agreement or by applicable United States federal and state securities laws. In consideration of and in full payment for the Shares, EMAP, at Closing shall pay the Purchase Price to VJN, by wire transfer of immediately available funds.

         2.3 Escrow of Purchase Price. Following the execution of this Agreement by the parties hereto and as promptly as practicable after the satisfaction of the conditions specified in Sections 6.2 (c) and (d) hereof, EMAP shall deposit the full Purchase Price by wire transfer of immediately available funds into an escrow account controlled by Denton Hall (the Escrow Agent"), pursuant to an Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit "B" attached hereto, which shall be duly and validly executed by VJN, EMAP and the Escrow Agent on or prior to the date of this Agreement.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                     OF VJN

         As of the date hereof and as of the Closing Date, VJN represents and warrants to EMAP as follows:

         3.1 Organization, Qualification, Etc. of VJN. VJN is a duly organized and validly existing corporation under the Laws of the State of Florida and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been, is currently and is anticipated to be conducted. VJN is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have a Material Adverse Effect. All material corporate actions taken by VJN have been duly authorized and VJN has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or Bylaws (collectively, the "Articles of Incorporation").

         3.2 Authority of VJN. Except for the stockholder approval referred to in Section 6.3(b) hereof, VJN has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by VJN and (assuming due authorization, execution and delivery by EMAP) constitutes the legal, valid and binding obligation of VJN, enforceable against VJN in accordance with its terms, except as such enforcement may be subject to (a) Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).



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         3.3     No Conflict.  Except as set forth on Schedule 3.3, the
execution, delivery and performance of this Agreement by VJN and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any Law or Governmental Order applicable to VJN, which violation or conflict would, individually or in the aggregate, have a Material Adverse Effect on VJN, the Business or on the transactions contemplated hereby; or (b) conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of VJN or the Business pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which VJN is a party or by which any of such assets or properties is bound or affected, which conflict or violation would, individually or in the aggregate, have a Material Adverse Effect on the ability of VJN to consummate the transactions contemplated hereby or on the Business.

         3.4 The Shares. All of the Shares delivered to EMAP are duly authorized and validly issued, fully paid, non-assessable, with all documentary stamp taxes of any kind prepaid and free and clear of all Encumbrances, other than those restrictions imposed by this Agreement or by applicable United States federal and state securities laws. All of the Conversion Shares are duly authorized and, when issued, shall be fully paid, non-assessable, with all documentary stamp taxes of any kind prepaid and free and clear of all Encumbrances, other than those restrictions imposed by this Agreement or by applicable United States federal and state securities laws.

         3.5 Registration of Shares. Assuming that EMAP's representations and warranties contained herein are true and correct, the offering, issuance, sale and delivery of the Shares and the Conversion Shares are and shall be exempt from the registration requirements of the Securities Act.

         3.6 Consents and Approvals. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement by VJN do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any third party.

         3.7     Securities and Exchange Commission Filings.

                 (a) The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed, and presently do not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting




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
principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of VJN and the consolidated VJN subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

                 (c) Except as and to the extent set forth in this Agreement and the SEC Reports, VJN and VJN's subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations arising in the ordinary course of business or which would not, individually or in the aggregate, have a Material Adverse Effect.

         3.8 Litigation. No claims or proceedings are pending or, to the knowledge of VJN, threatened by or against VJN which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

         3.9 Property Title. VJN has good and marketable title to, and valid and enforceable leasehold estates in, all items of real and personal property, tangible or intangible, that are material to the conduct of the Business. All such properties are free and clear of all Encumbrances, other than those Encumbrances that do not have a Material Adverse Effect.

         3.10    Taxes.

                 (a) All returns and reports (the "Returns") in respect of all Taxes required to be filed with respect to VJN or the Business have been timely filed and all Taxes required to be shown on the Returns have been timely paid. All Returns are true, correct and complete and no adjustment relating to the Returns has been proposed by any tax authority and no basis exists for any such adjustment. There are no pending or threatened actions or proceedings for the assessment or collection of Taxes against VJN. All Taxes required to be withheld, collected or deposited by or with respect to VJN or the Business have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

                 (b) There are no: (i) outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which VJN may be subject; and (ii) no proposed reassessments of any property owned by VJN or other proposals that could increase the amount of any Tax to which VJN would be subject. VJN has not granted a power of attorney that is currently in force, with respect to any matter relating to Taxes that could affect VJN.




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
         3.11    Intellectual Property.

                 (a) VJN has full ownership of all of the Intellectual Property used in the Business, or the right to use all such rights, in each case except to the extent heretofore disclosed in writing to EMAP, and VJN has no knowledge that the conduct of the Business as now operated, conflicts with, misappropriates or infringes, or has been alleged to infringe, any Intellectual Property rights or franchises of any person (including patents, trade secrets or other proprietary rights of any third party).

                 (b) To VJN's knowledge, none of the Intellectual Property owned by VJN is being infringed by any Person.

         3.12 Compliance with Laws. Except for such noncompliance as would not have a Material Adverse Effect, VJN has conducted and continues to conduct its business in all material respects in accordance with all Laws and all Governmental Orders entered by or with any Governmental Authorities, and VJN is in compliance with all such Laws or Governmental Orders.

         3.13 Conduct of Business in the Ordinary Course. Since June 30, 1996, VJN has conducted the Business only in the ordinary course and consistent with past practice.

         3.14 Approval of Stockholders. As soon as reasonably practicable after the signing hereof, VJN shall attempt to obtain the approval by the holders of a majority of VJN's common stock, par value $0.001 per share, of the amendment to the Articles of Incorporation of VJN to permit the issuance of the Shares.

         3.15 Appointment to Board of Directors. At the Closing, the Board shall appoint a designated person (the "Designated Person") to the Board. VJN makes no warranty or representation that VJN's stockholders will reelect the Designated Person to the Board at the next annual meeting of VJN's stockholders.

         3.16 Full Disclosure. No representation or warranty with respect to VJN contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VJN, except an aggregate of $125,000 payable by VJN to Communications Equity Associates, Inc., which $125,000 shall be paid at the Closing solely by VJN.




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
                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF EMAP

         As of the date hereof and as of the Closing Date, EMAP represents and warrants to VJN as follows:

         4.1 Organization, Qualification, Etc. of EMAP. EMAP is a duly organized and validly existing company under the Laws of England and Wales and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been, is currently and is anticipated to be conducted. EMAP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have, or could not reasonably be expected to have, a Material Adverse Effect.

         4.2 Authority of EMAP. EMAP has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EMAP, the performance by EMAP of its obligations hereunder and the consummation by EMAP of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of EMAP. This Agreement has been duly executed and delivered by EMAP and (assuming due authorization, execution and delivery by VJN) constitutes the legal, valid and binding obligation of EMAP, enforceable against EMAP in accordance with its terms, except as such enforcement may be subject to: (a) Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally; and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         4.3 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to herein, the execution, delivery and performance of this Agreement by EMAP and the consummation of the transactions contemplated hereby do not and will not: (a) violate, conflict with or result in the breach of any provision of EMAP's Memorandum or Articles of Association; or (b) conflict with or violate any Law or Governmental Order applicable to EMAP, which violation or conflict could, individually or in the aggregate, have a Material Adverse Effect on EMAP.

          4.4 Consents and Approvals. The execution, delivery and performance of this Agreement by EMAP do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any third party.

         4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of EMAP.




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
         4.6 Investor Status. EMAP is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in VJN represented by the Shares and the Conversion Shares. EMAP is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

         4.7 Investment Intent and Restriction on Transfer. EMAP is acquiring the Shares and when and if issued, the Conversion Shares for its own account and for investment and not with a view towards, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares or, if applicable, the Conversion Shares. However, VJN understands that the disposition of any of EMAP's property is within its discretion.

         4.8     Due Diligence.  EMAP has received and examined the SEC Reports.

         4.9 Access to Information. EMAP will, prior to Closing, be afforded an opportunity to discuss the Business and VJN's management and financial affairs with VJN's management and will have an opportunity to ask questions of and receive answers from VJN's officers relating to the subject matter of this Agreement.

         4.12 Non U.S. Person. EMAP is not a U.S Person ("U.S. Person"), as such term is defined in Rule 902(o) under Regulation S promulgated under the Securities Act.

         4.13 Offshore Transaction. No offer of the Shares was made to EMAP in the United States. At the time the offer for the Shares was made, EMAP was located outside the United States.

         4.14 Restrictions on Transfer. EMAP understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. During the period commencing on the Closing Date and terminating on the day 40 days after the Closing Date (the "Restricted Period"), EMAP shall not offer or sell the Shares or the Conversion Shares in the United States, to a U.S. Person or for the account or benefit of a U.S. Person. After the expiration of the Restricted Period, EMAP may offer, sell, pledge or otherwise transfer the Shares and the Conversion Shares only if registered under the Securities Act or if, in the opinion of counsel reasonably satisfactory to the Company, an exemption from registration is available.

         4.15 No Scheme to Avoid Registration. The transactions contemplated by this Agreement: (i) have not been pre-arranged with a purchaser that is located in the United States or is a U.S. Person; and (ii) are not part of a plan or scheme to evade the registration provisions of the Securities Act.




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
                                   ARTICLE V
              LEGEND ON SHARES; REGISTRATION AND PREEMPTIVE RIGHTS

         5.1 Legend on Shares. EMAP understands that a legend, in substantially the following form, will be placed on the certificate representing the Shares and the Conversion Shares:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). PRIOR TO THE EXPIRATION OF THE FORTY (40) DAY RESTRICTED PERIOD (AS DEFINED BY RULE 902(m) ADOPTED UNDER REGULATION S OF THE ACT), THESE SECURITIES CANNOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED BY RULE 902(o) ADOPTED UNDER REGULATION S OF THE ACT), UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PRIOR TO THE EXPIRATION OF THE FORTY (40) DAY RESTRICTED PERIOD, THE PURCHASER OF THE SECURITIES (WHO IS NOT A DISTRIBUTOR, DEALER, OR SUBUNDERWRITER) MAY RESELL THE SHARES ONLY IN A TRANSACTION EFFECTED OUTSIDE OF THE UNITED STATES AND PROVIDED THE PURCHASER DOES NOT SOLICIT PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE IN SELLING EFFORTS IN THE UNITED STATES. AFTER THE FORTY (40) DAY RESTRICTED PERIOD EXPIRES, THE SECURITIES CAN BE SOLD IN THE UNITED STATES ONLY IF REGISTERED OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

         5.2 Registration Rights. EMAP shall have demand registration rights regarding the Conversion Shares under the terms of that certain Registration Rights Agreement (the "Registration Agreement") between EMAP and VJN of even date herewith, a copy of which is attached hereto as Exhibit 5.2.

         5.3     Preemptive Rights.

                 (a) Grant of Right. If, at any time after the Closing and prior to the fifth anniversary of the issuance of the Shares, VJN proposes to and does issue (the "Third Party Issuance") additional shares of Voting Stock or any Rights to acquire Voting Stock, to a Person, other than EMAP, its Affiliates or any director, officer, employee or consultant of VJN, then EMAP shall have the right (the "Preemptive Right") to purchase shares of Voting Stock or Rights, as the case may be, so that, immediately after such purchase and the Third Party Issuance, EMAP shall own the same percentage of shares of VJN's issued and outstanding Voting Stock (or the right to own such percentage), as it had owned prior to the proposed Third Party Issuance.

                 (b) Procedure. VJN shall give EMAP ten (10) Business Day's prior written notice of any proposed issuance of Voting Stock or Rights which would entitle EMAP to exercise the Preemptive Right. Upon receipt of such notice, EMAP shall have five (5) Business Days (the "Exercise Period") to exercise the Preemptive Right. If by the expiration of the Exercise Period, EMAP notifies VJN that it does not wish to exercise the Preemptive Right or has failed to give a notice to VJN, then the Company may continue with the proposed Third Party Issuance. If EMAP chooses to exercise the Preemptive Right during the Exercise Period, VJN shall take all actions reasonably necessary to issue such Voting Shares or Rights to EMAP in accordance with this Section.

                 (c) Exercise Price. In connection with the exercise of the Preemptive Right: (i) the exercise price shall be the same price at which the shares of Voting Stock or Rights are being issued pursuant to the Third Party Issuance; and (ii) the terms and conditions of the purchase shall be, as nearly as reasonably practicable, the same as the terms and conditions of the third party issuance. If all or part of the Third Party Issuance offering price consists of any consideration other than cash, then the per share, or per Right, price at which EMAP shall be offered the Preemptive Right shall be the amount determined by dividing the total number of Voting Stock or Rights which are the subject of the Third Party Issuance into the sum of (i) the aggregate amount of cash, if any, proposed to be paid for such securities; and (ii) the aggregate fair market value of the non-cash consideration proposed to be paid for such securities (taking into account, in determining such fair market value, any liabilities associated with such non-cash consideration).

                 (d)      Exceptions.

                          (i)     Debt/Equity Financing.  If the Third Party
Issuance involves the borrowing of money from the proposed purchaser, then EMAP shall not have the Preemptive Right with regard to such Third Party Issuance unless EMAP agrees to participate in such debt financing, on a pro rata basis and pursuant to the same terms and conditions.

                          (ii)    Existing Rights.  EMAP shall not have a
Preemptive Right to purchase Voting Stock which is to be issued to satisfy Rights which were previously issued and as to which Rights, EMAP had the right and opportunity to exercise a Preemptive Right.

                          (iii)   Threshold Ownership.  The Preemptive Right
granted hereunder shall terminate if EMAP ceases to own less than 1% of all issued and outstanding Voting Stock, after giving effect to all exercised Preemptive Rights.

                                   ARTICLE VI
                           DELIVERIES AND CONDITIONS

         6.1 Deliveries by EMAP. On or prior to the Closing, EMAP shall execute (where necessary) and deliver or cause to be delivered to VJN the following documents, certificates and agreements:

                 (a) Purchase Price. The Escrow Agent shall pay to VJN the Purchase Price and all accrued interest thereon by wire transfer of immediately available funds to a bank account specified in writing by VJN; and

                 (b) Registration Agreement. The Registration Agreement, executed by a duly authorized officer of EMAP.

         6.2 Deliveries by VJN. On or prior to the Closing, VJN shall execute or cause to be executed and deliver or cause to be delivered to EMAP the following documents, certificates and agreements:

                 (a) Stock Certificate. A certificate representing all of the Shares, together with stock transfer forms duly executed to effect transfer of the Shares to EMAP on the books and records of VJN;

                 (b) Representations and Warranties. A certificate executed by a duly authorized officer of VJN certifying that the representations and warranties relating to VJN contained in this Agreement are true and correct in all material respects as of the Closing, except for any representations or warranties that relate solely to an earlier date (in which case such representations and warranties were true and correct as of such earlier date);

                 (c) Legal Opinion. A legal opinion of the law firm of Lucio, Mandler, Croland, Bronstein & Garbett, P.A., in the form agreed upon by the parties hereto;

                 (d) Resolutions of VJN. A true and complete copy, certified by the President of VJN, of the resolutions duly and validly adopted by the Board evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                 (e) Incumbency Certificate of VJN. A certificate of the Secretary of VJN certifying the names and signatures of the officers of VJN authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of VJN; and

                 (f) Registration Agreement. The Registration Agreement, executed by a duly authorized officer of VJN.

         6.3 Conditions Precedent to the Parties' Obligations to Close. The obligations of each of VJN and EMAP hereunder to consummate the transactions contemplated hereby are subject to the satisfaction or, in each party's sole discretion, waiver on or before the Closing of each of the following conditions:

                 (a) Deliveries. Receipt by the appropriate parties of the items enumerated in Sections 6.1 and 6.2 hereof.

                 (b) Stockholder Approval. The holders of a majority of VJN's common stock shall have approved this Agreement and the transactions contemplated hereby.

                 (c) Amendment of VJN Articles of Incorporation. VJN's Articles of Incorporation shall have been amended so as to authorize the issuance of the Shares.

                 (d) No Proceeding or Litigation. No action, proceeding or litigation shall have been commenced or threatened by any Governmental Authority seeking to restrain or materially alter the transaction contemplated hereby which, in the reasonable good faith determination of VJN or EMAP, is likely to render it impossible or unlawful, or otherwise render inadvisable the parties' intent, to consummate the transactions contemplated hereby.

                                  ARTICLE VII
                                INDEMNIFICATION

         7.1 Survival. All representations and warranties contained herein and made in writing by or on behalf of the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months following the Closing Date, regardless of any investigation made at any time with respect to any of the foregoing or any information the parties may have in respect thereto.

         7.2 EMAP's Right to Indemnification. Subject to the provisions of this Article VII and in addition to any other rights and remedies available to EMAP under applicable law, VJN shall indemnify and hold harmless EMAP and any of its officers, directors, shareholders, employees, agents, representatives, attorneys, successors, predecessors and assigns from and against: (a) any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter) (collectively "Claims"), which may be asserted against or sustained or incurred by EMAP in connection with, arising out of, or relating to (i) any breach of any, or any false, incorrect or misleading, representation or warranty that is made by VJN herein or in any Exhibit, Schedule, certificate or other document delivered to EMAP by VJN in connection with this Agreement, or (ii) any breach of any agreements and covenants made by VJN herein or in any Exhibit, Schedule, certificate or other document delivered to EMAP by VJN in connection with this Agreement; and (b) any and all costs and expenses incurred by EMAP in connection with the enforcement of its rights under this Agreement. However, VJN shall not be liable for any Claims that result solely from a decline in the value of the Shares below the Purchase Price if such decline is not directly related to and does not directly result from the fact, event or circumstance giving rise to any inaccuracy in or breach of any of the representations and warranties, covenants or agreements made by VJN herein. Furthermore, the aggregate liability of VJN to EMAP under this Article VII shall not exceed the Purchase Price.

         7.3 VJN's Right to Indemnification. Subject to the provisions of this Article VII and in addition to any other rights and remedies that may be available to VJN under applicable law, EMAP shall indemnify and hold harmless VJN and any of its officers, directors, shareholders, employees, agents, representatives, attorneys, successors, predecessors and assigns from and against: (a) Claims which may be asserted against or sustained or incurred by VJN in connection with, arising out of, or relating to (i) any breach of any, or any false, incorrect or misleading, representation or warranty that is made by EMAP herein or in any Exhibit, Schedule, certificate or other document delivered to VJN by EMAP in connection with this Agreement, or (ii) any breach of any agreements and covenants made by EMAP herein or in any Exhibit, Schedule, certificate or other document delivered to VJN by EMAP in connection with this Agreement; and (b) any and all costs and expenses incurred by VJN in connection with the enforcement of its rights under this Agreement. However, EMAP's aggregate liability under this Article VII shall not exceed the Purchase Price.

         7.4     Procedure for Claims.

                 (a) Notice of Claim. Promptly, but in any event within 30 days after obtaining knowledge of any claim or demand which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (any such claim an "Indemnification Claim"), the party or parties entitled to indemnification hereunder (the "Indemnified Party") shall give written notice to the party or parties subject to indemnification obligations therefor (the "Indemnifying Party") of such Indemnification Claim (a "Notice of Claim"). A Notice of Claim shall be given with respect to all Indemnification Claims. However, the failure to timely give a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party hereunder to the extent that the Indemnifying Party is not prejudiced by such failure. Subject to Section 7.1, no Indemnified Party shall be entitled to give a Notice of Claim with respect to any representation and warranty after the first anniversary of the Closing Date. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Indemnified Party as a result of such Indemnification Claim and a brief description of the facts giving rise to such Indemnification Claim. The Indemnified Party shall furnish to the Indemnifying Party such information (in reasonable detail) as the Indemnified Party may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

                 (b)      Third Party Claims.

                               (i)         If the claim or demand set forth in
the Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall have 15 days (or such shorter period if an answer or other response or filing with respect to the pleadings served by the third party is required prior to the 15th day) after the date of receipt by the Indemnifying Party of the Notice of Claim (the "Notice Date") to notify the Indemnified Party in writing of the election by the Indemnifying Party to defend the Third Party Claim on behalf of the Indemnified Party.

                              (ii)         If the Indemnifying Party elects to
defend a Third Party Claim on behalf of the Indemnified Party, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials in its possession which are reasonably required in the defense of the Third Party Claim and the Indemnifying Party shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by the Indemnified Party or Indemnifying Party).

                             (iii)         In no event may the Indemnifying
Party settle or compromise any Third Party Claim without the Indemnified Party's consent, which shall not be unreasonably withheld.

                              (iv)         If the Indemnifying Party elects to
defend a Third Party Claim, the Indemnified Party shall have the right to participate in the defense of the Third Party Claim, at the Indemnified Party's expense (and without the right to indemnification for such expense under this Agreement). However, the reasonable fees and expenses of counsel retained by the Indemnified Party shall be at the expense of the Indemnifying Party if: (A) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (B) the parties to such proceeding include both the Indemnified Party and the Indemnifying Party and there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party; (C) within 10 days after being advised by the Indemnifying Party of the identity of counsel to be retained to represent the Indemnified Party, the Indemnified Party objects to the retention of such counsel for valid reasons (which shall be stated in a written notice to Indemnifying Party), and the Indemnifying Party does not retain different counsel reasonably satisfactory to the Indemnified Party; or (D) the Indemnifying Party authorizes the Indemnified Party to retain separate counsel at the expense of the Indemnifying Party.

                               (v)         If the Indemnifying Party does elect
to defend a Third Party Claim, or does not defend a Third Party Claim in good faith, the Indemnified Party may, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Indemnifying Party, defend such Third Party Claim. However, such expenses shall be payable by the Indemnifying Party only if and when such Third Party Claim becomes payable.

                              (vi)         To the extent that an Indemnified
Party recovers on a Third Party Claim, the amount of such recovery (after deduction of all costs and expenses incurred in connection with such Third Party Claim) shall reduce, dollar-for-dollar, the indemnification obligation otherwise owing by the Indemnifying Party.

                 (c) Cooperation in Defense. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of a Third Party Claim. Subject to the foregoing, (i) the

Indemnified Party shall not have any obligation to participate in the defense of or to defend any Third Party Claim, and (ii) the Indemnified Party's defense of or its participation in the defense of any Third Party Claim shall not in any way diminish or lessen its right to indemnification as provided in this Agreement.


                                  ARTICLE VIII
                            CONFIDENTIAL INFORMATION

         8.1 Each party shall keep confidential all Confidential Information obtained from the other party hereto in connection with the negotiation of this Agreement and the transactions contemplated hereby. Except as expressly permitted by VJN in writing, neither EMAP nor any of its Affiliates shall use VJN's Confidential Information to develop or operate a programming service which is directly competitive with the Business as operated by VJN or any of its Affiliates.

         8.2 Notwithstanding the restrictions of Section 8.1, any party (the "Disclosing Party") may disclose the other party's Confidential
Information: (a) to the Disclosing Party's Representatives so long as the Representatives are informed of the confidential nature of the Confidential Information; (b) if in the opinion of the Disclosing Party's legal counsel, disclosure is required pursuant to any applicable Law, including the Securities Act and the Exchange Act; (c) if legally compelled by Governmental Order, judicial or administrative order, deposition, interrogatory, request for documents, subpoena, investigative demand or other discovery process. However, in the case of the foregoing clause (c), the Disclosing Party shall use its reasonable best efforts to prevent disclosure of the Confidential Information by legal means including, if applicable, attempting to obtain a protective order.

         8.3 If this Agreement is terminated, the parties shall, and shall cause their Representatives to, return the other party's Confidential Information (and all copies thereof) to the other party.

         8.4 Each party shall be responsible for a breach of this Article VIII by its Representatives.

                                   ARTICLE IX
                                  TERMINATION

         9.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

                 (a)      upon the written mutual consent of VJN and EMAP;

                 (b) immediately, by VJN if EMAP breaches any material representation, warranty or covenant contained herein and such breach has not been cured prior to the Closing Date, after giving written notice by VJN to EMAP;

                 (c) immediately, by EMAP if VJN breaches any material representation, warranty or covenant contained herein and such breach has not been cured prior to the Closing Date, after giving written notice by EMAP to VJN;

                 (d)      by either VJN or EMAP if  the conditions contained in
Section 6.3 hereof have not been satisfied or waived by the Closing Date.

         9.2 Effect of Termination. If this Agreement is terminated pursuant to this Article IX:

                 (a) this Agreement shall become void, except for the terms and conditions of Article VIII hereof, which shall survive such termination;

                 (b) neither party shall have any liability unless such party breached a material representation, warranty or covenant contained herein, which breach resulted in reasonable, quantifiable and verifiable damages to the other party hereto.

                                   ARTICLE X
                               GENERAL PROVISIONS

         10.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) upon the earliest to occur of
(a) receipt, if made by personal service, (b) three days after dispatch, if made by reputable overnight courier service, (c) upon the delivering party's receipt of a written confirmation of a transmission made by cable, by telecopy, by telegram, or by telex or (d) seven days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

                          (a)     if to EMAP:

                                  1 Lincoln Court
                                  Lincoln
                                  Peterborough PE1 2RF
                                  Attention: The Company Secretary
                                  Telecopy: (01733) 312115

                          (b)     if to VJN:

                                  1221 Collins Ave.
                                  Miami Beach, Florida 33139
                                  Attention: Chief Financial Officer
                                  Telecopy: (305) 535-8520

                                  with a copy to:

                                  Lucio, Mandler, Croland, Bronstein &
                                    Garbett, P.A.
                                  701 Brickell Avenue, Suite 2000
                                  Miami, Florida 33131
                                  Attention: Leslie J. Croland, Esq.
                                  Telecopy: (305) 375-8075

         10.3 Public Announcements. Except as required by Law or any applicable Governmental Authority, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party. Except to the extent prohibited by applicable law, the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         10.4 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         10.6 Entire Agreement. This Agreement, including all of the Exhibits and Schedules attached hereto which are incorporated herein by this reference, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between VJN and EMAP with respect to the subject matter hereof and thereof.

         10.7 Assignment. This Agreement and the rights and duties hereunder may not be assigned or assumed by operation of law or otherwise without the express prior written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties, as applicable).

         10.8 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party hereto. Each party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other party pursuant hereto; or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the other parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida (without regard to its principles regarding conflicts of law).

         10.10 Choice of Forum. All actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement which are brought to judicial proceedings shall be litigated in the United States District Court for the Southern District of Florida or, if such court cannot or will not exercise jurisdiction, in the Florida State Circuit Court sitting in Dade County, Florida. Each of the parties hereto expressly submits to the exclusive jurisdiction of the above-referenced courts.

         10.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         10.12 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         10.13 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, VJN and EMAP have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIDEO JUKEBOX NETWORK, INC.             EMAP PLC.




By: /s/ Alan McGlade                    By: /s/ Chris Innis
    -------------------------------        -------------------------------------
Name:                                   Name:
     ------------------------------          -----------------------------------
Title:                                  Title:
      -----------------------------           ----------------------------------

                                 SCHEDULE 3.3

                                  No Conflict

         Pursuant to the terms of a Stock Purchase Agreement, dated as of November 21, 1990, between VJN and TCI Liberty, Inc. ("TCI"), TCI or its assigns have preemptive rights regarding any original issuance of VJN stock. On October 17, 1996, VJN notified TCI's present assignee, Liberty VJN, Inc. ("Liberty") of the proposed issuance of the Shares to EMAP. In doing so, VJN requested that Liberty waive any preemptive rights which it may have with respect to the issuance of the Shares and the Conversion Shares. As of the date of this Agreement, Liberty has not advised VJN whether it will waive such preemptive rights.

                                  SCHEDULE 3.6

                             Consents and Approvals

         Pursuant to Section 14c-2 of the Exchange Act, VJN must file an Information Statement with the SEC with respect to the amendment to VJN's Articles of Incorporation to be approved by the written consent of the holders of at least a majority of VJN's shares of common stock, par value $0.001 per share. Upon the later of ten days after the filing of the Information Statement with the SEC or the completion by the staff of the SEC of its review of the Information Statement, VJN is required to mail a copy of the Information Statement to its stockholders. The amendment to the Articles of Incorporation may not be effectuated with the State of Florida until 20 calendar days after the Information Statement is first distributed to VJN's stockholders.

                                  EXHIBIT "A"
                     ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                          VIDEO JUKEBOX NETWORK, INC.


         Pursuant to the provisions of Sections 607.1006 and 607.1007 of the Florida Business Corporation Act, the undersigned corporation adopts: (i) the amendment to its Third Amended and Restated Articles of Incorporation; and (ii) the Fourth Amended and Restated Articles of Incorporation set forth below.

         (a) The name of the corporation is Video Jukebox Network, Inc. (the "Corporation").

         (b) The amendment to the Third Amended and Restated Articles of Incorporation set forth in paragraphs 3 and 4 below: (i) was duly adopted by the Board of Directors of the Corporation on October 30, 1996; (ii) was approved by written consent by stockholders of the Corporation holding a sufficient number of voting shares to approve the amendment; and (iii) shall be effective upon acceptance for filing by the Florida Department of State.

         (c) Article III of the Third Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

                 SECTION 1. Authorized Stock. The maximum number of shares of stock which this Corporation is authorized to have at any time is:

                 (a) 40,000,000 shares of common stock, having a par value of $.001 per share (the "Common Stock");

                 (b) 200,000 shares of 8% convertible preferred stock, having a par value of $1.00 per share (the "8% Preferred Stock"); and

                 (c) 1,800,000 shares of 6% convertible redeemable preferred stock, having a par value of $.15 per share (the "6% Preferred Stock").

         SECTION 2. Voting. The holders of shares of Common Stock, the 8% Preferred Stock and the 6% Preferred Stock are entitled to cast one vote per share at all stockholders meetings for all purposes. Except as otherwise required by the Florida Business Corporation Act, the shares of 6% Preferred Stock and the shares of 8% Preferred Stock (collectively, the "Preferred Stock") shall vote with the shares of Common Stock as one voting class.

         SECTION 3. Conversion. The holders of shares of Preferred Stock shall have the following rights of conversion:

                 (a) Each share of 8% Preferred Stock shall be convertible, at the election of the holder thereof, into three shares of Common Stock.

                 (b) Each share of 6% Preferred Stock shall be convertible, at the election of the holder thereof, into one share of Common Stock. In the event that there are any accrued and unpaid dividends due on the 6% Preferred Stock at the time of conversion, then the accrued and unpaid dividends shall automatically be converted into shares of Common Stock at a rate of one share of Common Stock for each $1.50 of accrued and unpaid dividends, rounded to the nearest whole share. Subject to the provisions of Section 6 of this Article III, the right of conversion shall be available at any time.

         SECTION 4. Dividends. The holders of shares of Preferred Stock shall be entitled to the following dividends:

                 (a) The holders of the shares of 8% Preferred Stock shall be entitled to receive cumulative cash dividends, which shall accrue at the rate of 8% per annum of the aggregate par value of the outstanding shares of 8% Preferred Stock. No cash dividends shall be declared or paid on any shares of Common Stock until all accrued and unpaid cash dividends are paid on the shares of 8% Preferred Stock.

                 (b) The holders of the shares of 6% Preferred Stock shall be entitled to receive cumulative cash dividends, which shall accrue at the rate of $.09 per share of 6% Preferred Stock per annum. No cash dividends shall be declared or paid on any shares of Common Stock or the 8% Preferred Stock until all accrued and unpaid dividends are paid on the shares of 6% Preferred Stock. All dividends on the 6% Preferred Stock shall cease to accrue on the Election Date, as such term is defined in Section 6 of this Article III.

         SECTION 5. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock shall be entitled to the following rights:

                 (a) the holders of the shares of 6% Preferred Stock shall be entitled upon liquidation, dissolution or winding up to receive a payment equal to $1.50 per share of 6% Preferred Stock, plus all accrued and unpaid dividends thereon before any payment shall be made to the holders of the 8% Preferred Stock or the Common Stock. The holders of the shares of 6% Preferred Stock shall not be entitled to any further distribution of the assets of the Corporation.

                 (b) the holders of the shares of 8% Preferred Stock shall be entitled upon liquidation, dissolution or winding up to receive all accrued and unpaid dividends before any distribution of payment to the holders of Common Stock, which distribution or payment would then be made on a pro rata basis between holders of the shares of 8% Preferred Stock and the Common Stock.

         SECTION 6. Redemption. Five years after the date of issuance of the 6% Preferred Stock (the "Election Date"), each share of 6% Preferred Stock shall, at the election of each holder thereof, either be redeemed for cash in accordance with this Section 6 or converted into shares of Common Stock in accordance with Section 3 of this Article III. If a holder elects to redeem the 6% Preferred Stock, such holder shall be entitled to receive a cash payment equal to $1.50 per share of 6% Preferred Stock, together with the amount, as of the Election Date, of all accrued and unpaid dividends. No right of redemption shall exist prior to the Election Date or if the Corporation is then insolvent or would become insolvent as a result of such redemption. Each holder of 6% Preferred Stock shall give written notice, via facsimile and reputable overnight courier service, to the Secretary of the Corporation of its election to either have the 6% Preferred Stock redeemed for cash or converted into shares of Common Stock within 30 days of the

Election Date. If the Corporation does not timely receive such notice from any holder of the 6% Preferred Stock, the Corporation shall have the right to determine whether such 6% Preferred Stock is redeemed in accordance with this
Section 6 or converted into shares of Common Stock in accordance with Section 3 of this Article III.

                 SECTION 7. Other Rights. Except as otherwise expressly stated herein, the consideration for the issuance of the Common Stock and Preferred Stock of this Corporation, and the dividends, the voting rights, the rights of redemption and the relative rights and preferences of such stock are to be established by the Board of Directors.

         4. Article V of the Third Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

                                   ARTICLE V

         The post office address of the principal office of the Corporation shall be 1221 Collins Avenue, Miami Beach, Florida 33139, but other offices for the transaction of business may be located wherever the Board of Directors may deem necessary or appropriate.

         5. The Fourth Amended and Restated Articles of Incorporation adopted is as follows:

                          FOURTH AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                          VIDEO JUKEBOX NETWORK, INC.


                                   ARTICLE I

         The name of this Corporation is VIDEO JUKEBOX NETWORK, INC.


                                   ARTICLE II

         This Corporation is organized for the purpose of transacting any or all lawful business for which corporations may be organized under the laws of the United States and the Florida Business Corporation Act, except a commercial banking, safe deposit, trust, insurance, surety, express, railroad, canal, telegraph, telephone or cemetery company, a building and loan association, mutual fire insurance association, cooperative association, fraternal benefit society, state fair or exposition, unless prior regulatory approval is obtained, and to engage in any business or transaction deemed necessary, convenient or incidental to carrying out any such business within or without the United States.

                                  ARTICLE III


         SECTION 1. Authorized Stock. The maximum number of shares of stock which this Corporation is authorized to have at any time is:

                 (a) 40,000,000 shares of common stock, having a par value of $.001 per share (the "Common Stock");

                 (b) 200,000 shares of 8% convertible preferred stock, having a par value of $1.00 per share (the "8% Preferred Stock"); and

                 (c) 1,800,000 shares of 6% convertible redeemable preferred stock, having a par value of $.15 per share (the "6% Preferred Stock").

         SECTION 2. Voting. The holders of shares of Common Stock, the 8% Preferred Stock and the 6% Preferred Stock are entitled to cast one vote per share at all stockholders meetings for all purposes. Except as otherwise required by the Florida Business Corporation Act, the shares of 6% Preferred Stock and the shares of 8% Preferred Stock (collectively, the "Preferred Stock") shall vote with the shares of Common Stock as one voting class.

         SECTION 3. Conversion. The holders of shares of Preferred Stock shall have the following rights of conversion:

                 (a) Each share of 8% Preferred Stock shall be convertible, at the election of the holder thereof, into three shares of Common Stock.

                 (b) Each share of 6% Preferred Stock shall be convertible, at the election of the holder thereof, into one share of Common Stock. In the event that there are any accrued and unpaid dividends due on the 6% Preferred Stock at the time of conversion, then the accrued and unpaid dividends shall automatically be converted into shares of Common Stock at a rate of one share of Common Stock for each $1.50 of accrued and unpaid dividends, rounded to the nearest whole share. Subject to the provisions of Section 6 of Article III hereof, the right of conversion shall be available at any time.

         SECTION 4. Dividends. The holders of shares of Preferred Stock shall be entitled to the following dividends:

                 (a) The holders of the shares of 8% Preferred Stock shall be entitled to receive cumulative cash dividends, which shall accrue at the rate of 8% per annum of the aggregate par value of the outstanding shares of 8% Preferred Stock. No cash dividends shall be declared or paid on any shares of Common Stock until all accrued and unpaid cash dividends are paid on the shares of 8% Preferred Stock.

                 (b) The holders of the shares of 6% Preferred Stock shall be entitled to receive cumulative cash dividends, which shall accrue at the rate of $.09 per share of 6% Preferred Stock per annum. No cash dividends shall be declared or paid on any shares of Common Stock or the 8% Preferred Stock until all accrued and unpaid dividends are paid on the shares of 6% Preferred Stock. All dividends on the 6% Preferred Stock shall cease to accrue on the Election Date, as such term is defined in Section 6 of this Article III.

         SECTION 5. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock shall be entitled to the following rights:

                 (a) the holders of the shares of 6% Preferred Stock shall be entitled upon liquidation, dissolution or winding up to receive a payment equal to $1.50 per share of 6% Preferred Stock, plus all accrued and unpaid dividends thereon before any payment shall be made to the holders of the 8% Preferred Stock or the Common Stock. The holders of the shares of 6% Preferred Stock shall not be entitled to any further distribution of the assets of the Corporation.

                 (b) the holders of the shares of 8% Preferred Stock shall be entitled upon liquidation, dissolution or winding up to receive all accrued and unpaid dividends before any distribution of payment to the holders of Common Stock, which distribution or payment would then be made on a pro rata basis between holders of the shares of 8% Preferred Stock and the Common Stock.

         SECTION 6. Redemption. Five years after the date of issuance of the 6% Preferred Stock (the "Election Date"), each share of 6% Preferred Stock shall, at the election of each holder thereof, either be redeemed for cash in accordance with this Section 6 or converted into shares of Common Stock in accordance with Section 3 of this Article III. If a holder elects to redeem the 6% Preferred Stock, such holder shall be entitled to receive a cash payment equal to $1.50 per share of 6% Preferred Stock, together with the amount, as of the Election Date, of all accrued and unpaid dividends. No right of redemption shall exist prior to the Election Date or if the Corporation is then insolvent or would become insolvent as a result of such redemption. Each holder of 6% Preferred Stock shall give written notice, via facsimile and reputable overnight courier service, to the Secretary of the Corporation of its election to either have the 6% Preferred Stock redeemed for cash or converted into shares of Common Stock within 30 days of the Election Date. If the Corporation does not timely receive such notice from any holder of the 6% Preferred Stock, the Corporation shall have the right to determine whether such 6% Preferred Stock is redeemed in accordance with this Section 6 or converted into shares of Common Stock in accordance with Section 3 of this Article III.

         SECTION 7. Other Rights. Except as otherwise expressly stated herein, the consideration for the issuance of the Common Stock and Preferred Stock of this Corporation, and the dividends, the voting rights, the rights of redemption and the relative rights and preferences of such stock are to be established by the Board of Directors.

                                   ARTICLE IV

         This Corporation shall have permanent and perpetual existence.


                                   ARTICLE V

         The post office address of the principal office of the Corporation shall be 1221 Collins Avenue, Miami Beach, Florida 33139, but other offices for the transaction of business may be located wherever the Board of Directors may deem necessary or appropriate.


                                   ARTICLE VI

         SECTION 1. Number, Election and Term of Office. The business of the Corporation shall be managed by a Board of Directors who need not be stockholders of the Corporation. The number of directors shall be at least three (3), which number may be increased or decreased from time to time by resolution of the majority of the Board of Directors, but shall not be less than three (3) nor more than fifteen (15).

         SECTION 2. Removal. Any director or the entire Board of Directors may be removed; however, such removal must be for cause and must be approved as set forth in this Section. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction;
or (2) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to direct appeal.

                          Removal for cause, as defined in (1) and (2) above,
must be approved by at least a majority of the shares of the Corporation then entitled to vote at an election for that director or by at least a majority of the total number of directors. Any action for the removal of a director must be brought within one year of such conviction or adjudication.

         SECTION 3. Vacancies. Any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, the creation of a new directorship by an increase in the authorized number of directors, or otherwise shall be filled by a majority vote of the directors then in office, though less than a quorum of the entire Board of Directors. Directors so chosen to fill any vacancy shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires.

         SECTION 4. Amendment, Alteration, Repeal, Etc.. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 67% of the shares of the Corporation then entitled to vote in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article VI.

                                  ARTICLE VII

         No stockholders of the Corporation shall, because of his ownership of stock, have a preemptive or other right to purchase, subscribe for, or take any part of any stock or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of the Corporation issued, optioned, or sold by it after its incorporation.
Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation authorized by these Articles of Incorporation, or by amended articles duly filed, may at any time be issued, optioned for sale, and sold or disposed of by the Corporation pursuant to resolution of the Board of Directors to such persons and upon such terms as may to such Board seem proper without first offering such stock or securities or any part thereof to existing stockholders.


                                  ARTICLE VIII

         The fiscal year of this Corporation shall be based on the calendar year ending on the 31st day of December of each year.

                                   ARTICLE IX

         In addition to any affirmative note required by law or these Articles of Incorporation:

                 (1) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) by the Corporation of all or substantially all of its assets,

                 (2) the adoption of any plan or proposal for the liquidation, dissolution or winding up of the Corporation, or

                 (3) any reclassification of securities or recapitalization of the Corporation, or any merger or consolidation of the Corporation, shall require the affirmative vote of the holders of at least seventy-five (75%) of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the Corporation then entitled to vote in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article IX.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment and Restatement as of the ____ day of _________, 1996.

                                        VIDEO JUKEBOX NETWORK, INC.


                                        By:
                                           -------------------------------------


STATE OF         )
                 )
COUNTY OF        )


         The foregoing instrument was acknowledged before me this ___ day of _________, 1996 by ____________________________ of _________________________, a
Florida corporation, on behalf of the corporation. He is personally known to me or has produced _________________ as identification and did take an oath.



                                        ----------------------------------------
                                        NOTARY PUBLIC




                                        ----------------------------------------
                                        Type or Print Name